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                                                              EXHIBIT (a)(5)(ix)


                             For Immediate Release:

                          RENT-A-CENTER, INC. ANNOUNCES
                         REFINANCING OF ITS SENIOR DEBT


PLANO, TEXAS, MAY 28, 2003 - Rent-A-Center, Inc. (the "Company") (Nasdaq/NNM:
RCII), the largest rent-to-own operator in the country, announced today that it has completed the previously-announced refinancing of its senior secured debt. The new $600 million senior credit facilities consist of a $400 million term loan, a $120 million revolving credit facility and the right to obtain an additional term loan of up to $80 million under certain circumstances. The Company drew down approximately $200 million of the term loan component today, and may draw down the remaining $200 million at any time prior to August 5, 2003.

The terms of the new facilities permit the Company, among other things, to repurchase up to approximately an additional $200 million of its common stock. The Company has commenced a tender offer to purchase up to 2.2 million shares of its outstanding common stock at prices between $60 and $66 per share pursuant to a modified "Dutch Auction." The closing of the refinancing of the senior credit facilities and the sale of the Company's senior subordinated notes had been a condition to the Company's obligations under the tender offer; this condition has now been satisfied. The Company has also entered into an agreement with Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. to purchase additional shares of the Company's common stock from these entities at the price established in the tender offer, subject to certain conditions.

"The refinancing of our senior credit facilities and the sale of our senior subordinated notes, together with the planned purchases of our common stock, are part of our effort to pursue long-term financing opportunities for the Company," commented Mr. Robert D. Davis, the Company's Chief Financial Officer. "We believe that these transactions will improve our overall financial flexibility and lower our cost of capital."

Rent-A-Center, Inc., headquartered in Plano, Texas currently operates 2,555 company-owned stores nationwide and in Puerto Rico. The stores generally offer high-quality, durable goods such as home electronics, appliances, computers, and furniture and accessories to consumers under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed-upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchisor of 321 rent-to-own stores, 309 of which operate under the trade name of "ColorTyme," and the remaining 12 of which operate under the "Rent-A-Center" name.


This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in the Company's stock price and the number of shares of common stock that the Company may or may not repurchase and the other risks detailed from time to time in the Company's SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2002. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.



THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY, AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF THE COMPANY'S COMMON STOCK. THE SOLICITATION OF OFFERS TO BUY THE COMPANY'S COMMON STOCK IS BEING MADE ONLY




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PURSUANT TO THE TENDER OFFER DOCUMENTS, INCLUDING THE OFFER TO PURCHASE AND THE
RELATED LETTER OF TRANSMITTAL THAT THE COMPANY HAS DISTRIBUTED TO ITS STOCKHOLDERS AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE OFFER TO PURCHASE AND OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE SECURITIES AND EXCHANGE COMMISSION'S WEB SITE AT WWW.SEC.GOV OR FROM THE INFORMATION AGENT, D.F. KING & CO., INC., AT 48 WALL STREET, NEW YORK, NY 10005, (212) 269-5550 (BANKS AND BROKERAGE FIRMS) OR (800) 431-9642 (ALL OTHERS TOLL FREE). STOCKHOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.



CONTACTS FOR RENT-A-CENTER, INC.:

David E. Carpenter        Robert D. Davis
Director of Investor      Chief Financial
Relations                 Officer
(972) 801-1214            (972) 801-1204
dcarpenter@racenter.com   rdavis@racenter.com